Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN TECHNOLOGY CORPORATION PROVIDES UPDATE

ON VOLUNTARY REVIEW OF HISTORICAL STOCK OPTION GRANTS

SAN DIEGO, CA, December 20, 2006 – American Technology Corporation (ATC) (NASDAQ: ATCO) an innovator of commercial and military directed sound products and solutions provided an update today to the December 8, 2006 announcement that its Audit Committee had reached a preliminary conclusion that actual measurement dates for financial accounting purposes of certain stock option grants issued in the past likely differ from the recorded grant dates of such awards. ATC also announced that the review had not yet been completed.

Although the review is ongoing, ATC’s Board of Directors, with the concurrence of the Audit Committee, have now determined that, pursuant to the requirements of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25), the actual measurement dates for financial accounting purposes of certain stock options granted primarily during fiscal years 1998 to 2003 differ from the recorded grant dates of such awards. Consequently, new measurement dates for financial accounting purposes will apply to the affected awards, which will result in additional and material non-cash stock-based compensation expense. ATC is also evaluating the income and payroll tax effects of certain stock awards, and of stock option awards determined to have been granted with exercise prices below fair market value on the measurement date, and additional compensation expense and accrued liabilities may result from such analysis. While the review is ongoing, the information ATC has reviewed to date does not indicate misconduct or fraud by any member of the Company’s current or former management.

Accordingly, on December 15, 2006, the Company’s Audit Committee determined that the Company should restate its previously issued financial statements for fiscal years ended September 30, 2005, 2004 and 2003, including 2002 and 2001 data. The estimated adjustments are subject to the completion of the review by the Audit Committee, and further audit procedures by the Company’s current independent registered public accounting firm, Swenson Advisors, LLP, and its former independent registered public accounting firm, BDO Seidman, LLP, before any adjustments are finalized. Upon the completion and audit of the restated financial statements, the Company intends to include the restated financial statements for the 2005 and 2004 fiscal years in its Form 10-K for the fiscal year ended September 30, 2006, to be filed with the Securities and Exchange Commission. Accordingly, the Company’s financial statements and the related reports of Swenson Advisors, LLP and BDO Seidman, LLP, and all related earnings press releases and communications relating to fiscal years 2005, 2004 and 2003, including 2002 and 2001 data, the Quarterly Reports on Form 10-Q filed with respect to each of these fiscal years and the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the interim periods of fiscal year 2006, should not be relied upon.

Because the Audit Committee’s review is ongoing, the Company has not determined the aggregate amount of additional stock-based compensation expense, nor has it determined the amount of such expense to be recorded in any specific prior period or in any future period, nor has it determined the tax consequences that may result from these adjustments.

The Company also expects that expenses arising from the Audit Committee’s review, the restatement of financial statements and related activities, which will be recorded in the periods incurred, will be significant.

Additionally, the Company is evaluating Management’s Report on Internal Controls Over Financial Reporting set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006. Although the Company has not yet completed its analysis of the impact of this situation on its internal control over financial reporting, the Company has determined that it is likely that it had a material weakness in internal control over financial reporting as of September 30, 2006 associated with the matters revealed in the review of historical stock option and stock grants.

About American Technology Corporation

American Technology Corporation provides directed audio solutions that place clear, highly intelligible sound exactly where needed. ATC’s HyperSonic® Sound, NeoPlanar® and Long Range Acoustic Device (LRAD®) product lines make up the core of an expanding portfolio of directed sound products and technologies. For more information about ATC and its directed sound solutions please visit the company’s web site at www.atcsd.com.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that reflect our current view with respect to future events and performance. Statements made herein regarding our financial information and the possible conclusions or determinations to be made by the Audit Committee are forward-looking statements and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to, the final conclusions of the Audit Committee and the Company’s independent public accountants concerning matters related to the Company’s historical stock option and stock grants. More information about potential factors that could affect our business and financial results is included in the prospectus filed with the Securities and Exchange Commission on September 27, 2006 under the heading “Risk Factors.” You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date any such statement is made.

FOR FURTHER INFORMATION CONTACT:

Investor Relations:

Robert Putnam

(858) 676-0519

robert@atcsd.com